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                                                                Exhibit 10.10
                                                                Plexus 1997 10-K


                                 PLEXUS CORP.
                                     1998
                    MANAGEMENT INCENTIVE COMPENSATION PLAN

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PLAN OBJECTIVE

The underlying objectives of this Plan are to enhance the position of the stockholders and assist the corporation to attract, retain and motivate management personnel by providing annual incentive award opportunities. The Plan provides annual variable incentive compensation opportunities to participants who attain high levels of performance, thus contributing to the overall success of the Corporation. Increasing sales growth and earnings are the two essential elements of this Plan.

ELIGIBILITY FOR PLAN PARTICIPATION

Participation in this Plan is limited to the corporation's management positions. Only listed employees are to be included in Plan Year 1998 (October 1, 1997 through September 30, 1998). Criteria for inclusion in the Plan include, but are not limited to, the following:

     1. Positions which have the ability to significantly influence results.
     2. Individuals who have demonstrated leadership and influencing skills.
     3.   Sales personnel and others closely linked with customers.
     4. Positions for which it is difficult to attract and retain qualified candidates.


(See Exhibit A for a list of participants by participation level.)

Additions to or deletions from the attached list are to be made by the Chief Executive Officer or the Chief Operating Officer, and will only be made for prudent reasons. It is anticipated that additions will be made during the Plan Year to accommodate new employees or promotions of existing employees.

LEAVING THE PLAN

Plan participants who leave the employ of the corporation (whether voluntarily or involuntarily) and employees who cease to be full-time employees (defined as regularly scheduled 40 hours per week) prior to the end of a Plan Year (except in the case of an intracompany transfer, retirement, disability, death or approval by either the CEO or the COO) forfeit all rights to incentive awards




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accrued during the Plan Year in which the termination or change in status occurs. Participants who receive an intracompany transfer to a position ineligible to participate under the Plan, and Participants terminated because of retirement, disability or death will receive all accrued awards prorated by length of service during the course of the Plan Year following the end of the Plan year and based upon full year results. "Retirement" means eligible for retirement under Plexus Corp.'s retirement guidelines. In the event of death, any payable award will be paid to the participant's estate following the end of the Plan Year and based upon full year results.





INCENTIVE COMPENSATION - LEVELS OF PARTICIPATION

The Plan will be divided into four categories of participation, each with a different incentive level:

     1.   Level 1-CEO/COO/Executive Vice Presidents/Chief Financial
          Officer at a target level of 40% of each participant's Annualized Base Salary.
     2. Level 2-Senior Management (e.g., Vice Presidents) at a target level of 30% of each participant's Annualized Base Salary.
     3. Level 3-Middle Management (e.g., directors, cost center managers) at a target level of 20% of each participant's Annualized Base Salary.
     4. Level 4-Junior Management (e.g., selected managers) at a target level of 10% of each participant's Annualized Base Salary.

The target goals of the two main elements of the Plan are Corporate Aftertax Earnings Per Share of $2.89 [PRIOR TO THE 1997 STOCK SPLIT] and Corporate Sales Growth of 23%. If these two targets are achieved, participants will be entitled to receive the above percentage according to their Level (assuming satisfactory individual performance). If these targets are exceeded, participants could potentially double the above percentage consistent with their Level (again, assuming satisfactory individual performance).

(See Exhibit A for a detailed list of participants by participation level and Exhibit B for your individual matrix.)

INCENTIVE COMPENSATION - MEASUREMENTS

Each participant's incentive compensation is based on a combination of overall corporate performance and individual performance, as follows:

     A. Forty percent (40%) of each participant's incentive compensation shall be based on Corporate Aftertax Earnings Per Share growth (on a pre-bonus basis) as detailed in Exhibit B.
     B. Forty percent (40%) of each participant's incentive compensation shall be based on Corporate Sales Growth as detailed in Exhibit B.
     C. Twenty percent (20%) of each participant's incentive compensation shall be based on the individual performance rating of the manager as detailed in Exhibit B.

Note: any incentive distribution under this Plan is contingent upon the Company's achieving an



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acceptable "ability to pay calculation" which is estimated to be approximately
$2.64 [pre-split] Corporate Aftertax Earnings Per Share (on a pre-bonus basis) in fiscal 1998.

ADMINISTRATION

Overall policy direction shall be provided by the Board of Directors. Plan administration shall be the responsibility of the Chief Executive Officer and the Chief Operating Officer with support and guidance from the Compensation Committee.






EXCEPTIONS AND REVISIONS

It is conceivable that there may be particular situations which are not properly accommodated by the regular criteria and boundaries of the prevailing incentive program, e.g. the effect an acquisition, a secondary offering, or the like, may have on the corporation's financial performance. Should these occur, they will be examined by the Compensation Committee, and if adjustments are made, the reason for special treatment will be explicitly set forth in Committee Minutes.

TIME OF PAYMENT

Payment will be made no later than two and one half (2.5) months after the corporation's fiscal 1998 year end.

EFFECTIVE DATE

The effective date of this Plan is October 1, 1997, and it ends September 30, 1998.


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                                 PLEXUS CORP.

                    MANAGEMENT INCENTIVE COMPENSATION PLAN

                              GLOSSARY OF TERMS

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PLAN YEAR

In conjunction with the corporation's fiscal year, each Plan Year shall begin on October 1 and end on September 30.

PARTICIPANT

Means any employee who is selected to participate in the Plan.

ANNUALIZED BASE SALARY

For incentive purposes means participant's annualized base salary (excluding bonuses, paid commissions, reimbursed relocation expenses, 401(k) plan, or other special pay) on September 30 of the Plan Year, or the last day worked in the case of retirement, disability or death. Annualized Base Salary will be calculated on a pro-rated basis for participants who are not in the Plan the entire Plan Year.

AFTERTAX PRE-BONUS EARNINGS PER SHARE

Aftertax pre-bonus earnings per share is aftertax income for the current fiscal year (excluding Plan accruals) divided by the weighted average number of common shares outstanding on a fully diluted basis in accordance with GAAP.

SALES GROWTH

Sales growth is the year-to-year percentage increase in Net Sales.